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                                                           EXHIBIT 99(a)

                        THE ST. PAUL COMPANIES, INC.

             FOR SPECIAL MEETING OF SHAREHOLDERS--APRIL 7, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
  The undersigned hereby appoints Douglas W. Leatherdale and Bruce A. Backberg,
R or any one or both of them, with power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Shareholders (the
O "Special Meeting") of The St. Paul Companies, Inc., a Minnesota
  corporation ("St. Paul"), to be held on April 7, 1998 at 10:00 a.m.
X (Central Daylight Time) at the office of St. Paul, 385 Washington
  Street, St. Paul, Minnesota, and any postponements or adjournments
Y thereof, with all power which the undersigned would possess if personally present, and to vote all shares of capital stock of St. Paul which the undersigned may be entitled to vote at said meeting as indicated in this proxy and, at the discretion of the proxies on any other business
  (including a motion to adjourn) that may properly come before the Special
  Meeting or any adjournments or postponements thereof. Any proxy voted against the proposal set forth on the reverse side will be voted against a proposal to adjourn the Special Meeting.



(IN ADDITION TO THE SHARES HELD IN THE NAME OF THE SHAREHOLDERS(S), THE
NUMBER OF SHARES SHOWN ON THE REVERSE SIDE HEREOF WILL INCLUDE ANY SHARES
PURCHASED FOR THE SHAREHOLDERS(S) IN ST. PAUL'S DIVIDEND REINVESTMENT PLAN
AND HELD BY FIRST CHICAGO TRUST COMPANY OF NEW YORK UNDER THE PLAN.)

                                                                SEE REVERSE
                                                                    SIDE

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/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THE PROXIES ARE INSTRUCTED TO VOTE MY SHARES AS FOLLOWS: SHARES WILL BE VOTED
AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR THE
PROPOSAL DESCRIBED IN THE PROXY STATEMENT.

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
Proposal to issue shares of Common Stock, no par value, of St. Paul pursuant
to the Agreement and Plan of Merger, dated as of January 19, 1998, as                FOR        AGAINST       ABSTAIN
amended, among USF&G Corporation, a Maryland corporation ("USF&G"), St. Paul
and SP Merger Corporation, a Maryland corporation and a wholly owned                 / /         /  /          /  /
subsidiary of St. Paul ("Merger Sub"), pursuant to which Merger Sub will be merged with and into USF&G and USF&G will become a wholly owned subsidiary of
St. Paul.








The Undersigned Hereby Acknowledges Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, Both Dated February ______, 1998

SIGNATURE(S)_________________________________________________  DATED:_____1998
Note: Please sign name(s) exactly as registered.